EXHIBIT 99.1




FOR IMMEDIATE RELEASE


CONTACT:   MEGADATA/RON DUNSKY
                (917) 587- 9672
                (631) 589- 6800

     MEGADATA CORPORATION ANNOUNCES EXECUTIVE MANAGEMENT PROMOTIONS/CHANGES

Greenwich, CT, January 31, 2003 - Megadata Corporation (OTC: MDTA) announced that, effective February 1, 2003, G.S. Beckwith Gilbert will retire from his position as Chief Executive Officer of the Company and will continue to serve as Chairman of the Board. James T. Barry has been promoted to Vice Chairman and Chief Executive Officer. In addition, Louis J. Petrucelly has been promoted to Chief Financial Officer.

"Our company has witnessed an infusion of strong talent at the executive management level in the past few years. I am confident as I retire as Chief Executive Officer that the Company is in good hands," stated G.S. Beckwith Gilbert, Megadata's Chairman of the Board. Despite the difficult economic environment, Megadata continues to increase revenue and add to its customer base. Jim Barry as CEO and Delon Dotson, our President, are a uniquely qualified team who can take our company to the next level. I couldn't be more positive about the Company's future and I look forward to continuing to participate in its development."

"Beck Gilbert's leadership, vision, and focused determination have allowed us to grow as a company and we will carry on his legacy," stated Jim Barry. "Delon and I will continue to drive revenue by developing and delivering products that customers need while bringing profitability as quickly as feasible. Finally, I want to congratulate Lou Petrucelly on his promotion to Chief Financial Officer. His experience, knowledge and discipline are important to both our financial reporting process as well as to the company as a whole," stated Mr. Barry.

7 of the world's leading airlines and 31 leading airports use at least one of the of PASSUR information and software products to minimize the costs of irregular operations and improve service to the traveling public and airport communities. The PASSUR Network covers over 50 major airports, including 9 of the top 10, and 27 of the top 40 airports.

Visit our website at WWW.PASSUR.COM.
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The forward-looking statements in this news release relating to management's expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those related to customer needs, budgetary constraints, competitive pressures, the success of airline trials, the profitable use of the Company's owned PASSURs located at major airports, the Company's maintenance of above average quality of its product and services, as well as potential regulatory changes. Further information regarding factors that could affect the Company's results is contained in the Company's SEC filings, including the October 31, 2002 Form 10K.
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